EXHIBIT 99.1
News Release
April 26, 2012

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports First-Quarter Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today reported first-quarter earnings of 98 cents per share, down 10 cents per share from the same period of the prior year, when earnings totaled $1.08 per share.

“Our quarterly earnings were primarily shaped by four distinct developments: First, our regulated utility Central Hudson Gas & Electric Corporation earned 32 cents more per share in the first quarter of 2012 than it did in 2011. Secondly, our fuel distribution subsidiary’s earnings were down by 11 cents per share due to the extremely mild winter in the Mid-Atlantic,” said Chairman of the Board, President and C.E.O. Steven V. Lant. “Third, we recorded 31 cents per share of expenses associated with the merger agreement that we announced in February with Canadian utility Fortis Inc. And fourth, on a per share basis, our earnings increased by 5 cents as a result of the lower number of outstanding shares in the first quarter of 2012 following our repurchase of shares last year.

“It was certainly a memorable quarter, one in which we announced a compelling transaction with Fortis while maintaining our focus on our core business. We look forward to continuing that same level of superior performance -- and further improving customer service -- as we work toward closing the merger transaction and becoming a member of the Fortis federation of utilities,” Lant said.

Lant said a regulatory filing has been made with the New York State Public Service Commission regarding the merger proposal; it proposes a utility rate freeze and customer benefits of approximately $20 million.  He also noted that a proxy statement regarding the merger transaction is expected to be mailed in early May and that a Special Meeting of Shareholders is tentatively scheduled for June 19, 2012, to seek shareholder approval. No costs associated with the merger transaction will be borne by customers, Lant noted.

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CH Energy Group released the following quarterly results by business unit:

Central Hudson Gas & Electric Corporation
First-quarter utility earnings were 32 cents per share higher as compared to the same period of 2011, 9 cents of which resulted from an increase in the utility’s investment base and associated delivery rate increase that took effect on July 1, 2011. “Central Hudson continues to invest in its system under the terms of its current three-year rate plan to replace aging infrastructure and improve system performance,” said Lant. “The lack of significant storm activity during the first quarter also contributed to improved quarterly results, especially when compared to the stormy first quarter of 2011.  Expenses associated with trimming trees were also lower as compared to the accelerated program in effect a year earlier.”

Griffith Energy Services
Griffith Energy Services posted earnings of 17 cents per share during the first quarter, down 11 cents per share from the 28 cents per share reported for the first three months of 2011.

“Unusually warm weather impacted the quarterly results within our Mid-Atlantic fuel distribution subsidiary, though our core earnings were essentially unchanged due to higher margins and effective cost management that helped to offset lower sales volumes,” said Lant. He noted that the first quarter of 2011 had also benefitted from a reduction in an environmental reserve.

Other Businesses and Investments
Earnings were 31 cents per share lower, due primarily to costs associated with the proposed merger with Fortis. In addition, earnings during the first quarter of 2011 had included 4 cents per share of losses associated with renewable energy investments, most of which were divested later in the year.

Financial statements are available by clicking here, by logging onto the news page at www.CHEnergyGroup.com or at http://www.centralhudson.com/pdf/CHEG_2012Q1financials.pdf.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 56,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.

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Forward-Looking Statements –
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain shareholder and regulatory approvals of the Fortis transaction on the timing and  terms thereof; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements

Additional Information about the Fortis Transaction and Where to Find It

In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group will file a proxy statement with the SEC, a preliminary version of which was filed with the SEC on April 2, 2012, and intends to file other relevant materials with the SEC as well.  Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters.  The final proxy statement will be mailed to CH Energy Group shareholders.  Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov.  These documents (when they are available) can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group’s website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.

Participants in the Solicitation of Proxies

This communication is not a solicitation of a proxy from any security holder of CH Energy Group.  However, CH Energy Group, Fortis and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from shareholders of CH Energy Group in connection with the proposed acquisition.  Information about CH Energy's directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on February 16, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on March 21, 2012.  Information about Fortis’ directors and executive officers may be found in its Management Information Circular available on its website at www.fortisinc.com. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in CH Energy Group’s proxy statement, a preliminary version of which was filed with the SEC on April 2, 2012, and other relevant materials filed with the SEC when they become available.

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CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2012(1)	2011(2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Gross Utility Plant	$1,470,681	$1,461,344
Less: Accumulated depreciation	390,307	388,784

	1,080,374	1,072,560
Construction work in progress	66,518	58,847

Net Utility Plant	1,146,892	1,131,407

Net Non-Utility Property & Plant	9,760	10,187

CURRENT ASSETS
Cash and cash equivalents	65,867	15,281
Accounts receivable from customers - net of allowance for doubtful accounts	96,574	90,937
Fuel, materials and supplies	19,689	25,114
Fair value of derivative instruments	9	349
Regulatory assets	49,683	49,526
Special deposits and prepayments	25,777	22,227
Accumulated deferred income tax	8,456	5,895
Other	23,379	24,811

	289,434	234,140

DEFERRED CHARGES AND OTHER ASSETS	350,302	354,378

TOTAL ASSETS	$1,796,388	$1,730,112

CAPITALIZATION and LIABILITIES

CAPITALIZATION
CH Energy Group Common Shareholders' Equity(3)	$506,675	$502,248
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	494,002	446,003

	1,021,704	969,278

CURRENT LIABILITIES
Current maturities of long-term debt	1,006	37,006
Notes payable	71,000	6,500
Accounts payable	36,183	43,904
Accrued interest	7,330	6,333
Dividends payable	8,521	8,511
Customer advances and deposits	24,550	29,174
Regulatory liabilities	8,959	11,161
Fair value of derivative instruments	22,118	19,791
Accrued income and other taxes	817	-
Other	34,408	36,060

	214,892	198,440

DEFERRED CREDITS AND OTHER LIABILITIES	309,871	327,234

ACCUMULATED DEFERRED INCOME TAX	249,921	235,160

TOTAL CAPITALIZATION and LIABILITIES	$1,796,388	$1,730,112

(1)	Unaudited

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2011.

(3)	Shares outstanding at March 31, 2012 = 14,914,853. Shares outstanding at December 31, 2011 = 14,894,964.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2012	2011
	(In Thousands, except per share amounts)
Operating Revenues
Electric	$129,272	$154,570
Natural Gas	55,850	75,482
Competitive business subsidiaries:
Petroleum products	84,632	92,632
Other	4,318	4,288
Total Operating Revenues	274,072	326,972

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	45,059	70,268
Purchased natural gas	24,614	41,798
Purchased petroleum	70,305	75,766
Other expenses of operation - regulated activities	59,886	69,233
Other expenses of operation - competitive business subsidiaries	12,422	12,519
Merger related costs	5,219	-
Depreciation and amortization	10,624	10,085
Taxes, other than income tax	13,642	13,301
Total Operating Expenses	241,771	292,970

Operating Income	32,301	34,002

Other Income and Deductions
Income from unconsolidated affiliates	52	464
Interest on regulatory assets and other interest income	2,160	1,866
Regulatory adjustments for interest costs	319	383
Business development costs	(58)	(235)
Other - net	(378)	(569)
Total Other Income (Deductions)	2,095	1,909

Interest Charges
Interest on long-term debt	6,218	6,740
Interest on regulatory liabilities and other interest	1,584	1,482
Total Interest Charges	7,802	8,222

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	26,594	27,689

Income taxes	11,771	10,615

Net Income from Continuing Operations	14,823	17,074

Discontinued Operations
Income from discontinued operations before tax	-	150
Income tax expense from discontinued operations	-	35
Net Income from Discontinued Operations	-	115

Net Income	14,823	17,189

Net Income attributable to non-controlling interest:
Dividends declared on Preferred Stock of subsidiary	242	242

Net Income Attributable to CH Energy Group	14,581	16,947

Dividends declared on Common Stock	8,279	8,427

Change in Retained Earnings	$6,302	$8,520

Common Stock:
Average shares outstanding - Basic	14,882	15,645
Average shares outstanding - Diluted	15,143	15,838

Income from continuing operations attributable to CH Energy Group common shareholders:
Earnings per share - Basic	$0.98	$1.07
Earnings per share - Diluted	$0.96	$1.06

Income from discontinued operations attributable to CH Energy Group common shareholders:
Earnings per share - Basic	$-	$0.01
Earnings per share - Diluted	$-	$0.01

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic	$0.98	$1.08
Earnings per share - Diluted	$0.96	$1.07

Dividends Declared Per Share	$0.555	$0.540

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The table below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because it shows the relative contribution of the various business units to CH Energy Group's earnings.  Additionally, management believes that the disclosure of Significant Events within each business unit provides investors with the context around CH Energy Group's results that is important in enabling them to ascertain the likelihood that past performance is indicative of future performance.

Consolidated CH Energy Group	Three Months Ended
	March 31,
	2012 (1)	2011 (1)
Central Hudson - Electric	$0.70	$0.39
Central Hudson - Natural Gas	0.41	0.40

Griffith	0.17	0.28

Other Businesses and Investments	(0.30)	0.01

Consolidated Earnings per Share (basic), as reported	$0.98	$1.08

Significant Events:
Central Hudson	$(0.04)	$(0.13)
Griffith	(0.06)	0.04
Other Businesses and Investments	(0.31)	(0.04)

Total Significant Events	$(0.41)	$(0.13)

CH Energy Group Consolidated Adjusted Earnings Per Share (non-GAAP)
Central Hudson	$1.15	$0.92
Griffith	0.23	0.24
Other Businesses and Investments	0.01	0.05

Total CH Energy Group Consolidated Adjusted Earnings Per Share (non-GAAP)	$1.39	$1.21

Consolidated Earnings per Share (diluted), as reported	$0.96	$1.07

(1) Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.